SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of October 3, 2014 (the “Effective Date”), by and between DigiPath, Inc., a Nevada corporation (the “Company”) and Joe Tanner, an individual (“Tanner”). The Company and Tanner are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Company and Tanner are parties to that certain Consulting, Confidentiality and Proprietary Rights Agreement, dated May 30, 2014, as amended by that certain Amendment No. 1 to Consulting, Confidentiality and Proprietary Rights Agreement, dated September 12, 2014 (collectively, the “Consulting Agreement”); and

WHEREAS, the Company and Tanner wish to fully settle and discharge all claims and damages, whether known or unknown, and whether anticipated or unanticipated, which are or may be the subject of any lawsuit or any other claim which has arisen or which may arise between the Parties upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and for good and valuable mutual consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree to the following terms and conditions:

AGREEMENT

1. Settlement Consideration. As satisfaction and performance in full of all obligations due and payable by and among the Parties (including those due pursuant to the Consulting Agreement):

(a) The Company shall pay to Tanner the amount of One Hundred Twenty Five Thousand Dollars (US $125,000) (which amount shall not be subject to withholding by the Company) as set forth below:

i)	Seventy Five Thousand Dollars (US $75,000) within two business days of the execution of this Agreement; and

ii)	Commencing November 1, 2014, Twelve Thousand Five Hundred Dollars ($12,500) on the first calendar day of each month for a period of four months, for an aggregate of Fifty Thousand Dollars (US $50,000).

(b) Within five business days of the execution of this Agreement, the Company shall deliver to Tanner certificates representing 250,000 shares of the Company’s common stock, free of all liens, pledge, charge, claim, restriction on transfer, mortgage, security interest or other encumbrance other than statutory liens for liabilities not yet due and payable and transfer restrictions imposed by applicable securities laws. Such securities shall not be subject to any pre-emptive rights or rights of first refusal created by any agreement or understanding to which the Company is a party.

(c) In addition to the amounts set forth above in Sections 1(a) hereof, the Company shall pay in full to Tanner all cash consideration that would have accrued pursuant to the Consulting Agreement as of the Effective Date assuming the continuation of the Consulting Agreement up to and including the Effective Date.

(d) Effective upon Tanner’s receipt of the amounts set forth in Sections 1(a)i) and 1(c) above, Tanner hereby resigns from all of his positions with the Company and its subsidiaries, including without limitation, all positions as an officer or director of the Company and any of its subsidiaries and all other positions purporting to represent or act on behalf of the Company and or its subsidiaries (including bank signatories).

(e) The Company shall timely file all forms, reports or other documents required by the Securities and Exchange Commission to be filed by it and on behalf of Tanner in connection with the transactions contemplated herein, including all Section 16 filings; provided, however, that the Company shall not be liable for any delinquent filings or failures to file arising from Tanner’s failure to reasonably cooperate with the Company in the preparation, review and filing of such forms, reports or documents.

2. Advisory Services. For a period of four (4) months after the Effective Date, Tanner agrees to make himself available to advise the Company in matters relating to cannabis lab operations in Washington State, when requested to do so. In such capacity, Mr. Tanner shall report and communicate solely to Todd Denkin, Director of the Company. The Parties agree and acknowledge that in providing such advisory services Tanner shall receive compensation in addition to the amounts set forth in Section 1 above.

3. Releases.

(a) Effective upon Tanner’s receipt of all consideration due to him pursuant to Sections 1(a)i), 1(b) and 1(c) hereof, the Parties, on behalf of itself and each of its representatives, agents, affiliates, successors, predecessors, attorneys, heirs, executors, administrators, agents and assigns, and each and all of them, fully release and forever discharge each other, each of its former and current principals, officers, members, managers, directors, shareholders, employees, representatives, agents, parents, subsidiaries, affiliates, successors, predecessors, attorneys, heirs, executors, administrators, agents and assigns, and each and all of them, as applicable, of and from any and all claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, lawsuits, arbitrations, loss of use and loss of services of every kind, nature, or description, whether known or unknown, suspected or unsuspected, which previously existed, now exist, or may exist hereafter, accruing, occurring or arising from or in any way related to the Consulting Agreement, the separation of the Parties, the operation and business of the Company, and the performance and other conduct of the Parties in connection with the operation and business of the Company including Tanner’s conduct as a director and executive officer of the Company and or its subsidiaries, whether based on tort, contract, statute, insurance policy, or other theory of recovery, and whether for compensatory or punitive damages, including attorneys’ fees and costs, as well as statutory sanctions, which the Parties ever had against each other or now have against each other including, but not limited to, defamation, intentional infliction of emotional distress, interference with contract, impairment of economic opportunity, breach of promise, conspiracy, fiduciary breach, declaratory relief, prohibited transactions, fraud, misrepresentation, and retaliation. All of the foregoing released matters are hereinafter collectively referred to as the “Released Matters.”

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(b) The releases set forth above are not intended to, and shall not, extend to or otherwise release or discharge any rights, privileges, benefits, duties, or obligations of any of the Parties by reason of, or otherwise arising under, (i) this Agreement, (ii) Tanner’s right to seek indemnification from the Company pursuant to this Agreement or any existing indemnification agreement with the Company, or (iii) with regard to any director and officer insurance policy covering Tanner.

(c) The Parties, and each of them, acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the Released Matters, including without limitation, unknown or unanticipated claims which, if known or anticipated, on the date of execution of this Agreement, might have materially affected such Party’s decision to execute this Agreement. Each of the Parties acknowledges and agrees that by reason of the mutual general release set forth above, they are assuming the risk of such unknown claims and agree that this Agreement shall apply thereto. Nevertheless, the Parties hereto, and each of them, hereby agree that each of the releases set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

4. Civil Code Section 1542. The Parties represent that they are not aware of any disputes or causes of action they have other than the disputes and causes of action that are released by this Agreement. The Parties expressly agree and understand that this Agreement is a full and final release of all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, of all Released Matters, and execution of this Agreement by the Parties operates as a complete bar and defense against any and all claims that may be made by the Parties with regard to the Released Matters, and that, should any proceeding be instituted with respect to matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for its dismissal. The Parties have read and fully understand the statutory language of section 1542 of the California Civil Code and on that basis expressly and specifically waive all rights under said statute or any analogous state law or federal law or regulation. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties expressly waive any rights they may have under it, as well as under any other statute or common law principles of similar effect. Each Party represents further that as of the date of execution of this Agreement, it has not brought any claims of the type released against any of the released parties set forth above.

5. Warranty Of Non-Assignment. Each of the Parties hereby warrants, represents and agrees that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters which are referred to in the mutual general release set forth above and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person whomsoever any such Released Matters, or any part or portion thereof. The Parties shall not assign, encumber or otherwise transfer to any party or person any such Released Matters, or any part or portion thereof.

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6. No Admission of Liability. It is specifically understood and agreed that this Agreement constitutes a complete compromise and settlement of disputed claims, and that neither the execution of this Agreement nor the payment of any monies hereunder is to be deemed an admission of liability by the Parties or any of them. Each Party acknowledges that this Agreement is not, and cannot be construed as, any admission of fault by the other Parties.

7. Indemnification. The Company and its subsidiaries (collectively, the “Indemnifying Parties”) shall jointly and severally indemnify Tanner (the “Indemnitee”) in accordance with the provisions of this Section 7 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding. Pursuant to this Section 7, Indemnitee shall be indemnified against all Expenses, judgments, fines and amounts paid in settlement actually incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding had no reasonable cause to believe that his conduct was unlawful. The Indemnitees hereby agree and acknowledge that Indemnitee has acted in good faith and in a manner Indemnitee reasonably believes to be in the best interest of the Company at all times during the Consulting Agreement and thereafter. “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer or shareholder of the Company, by reason of any action taken by him or of any action or inaction on his part while acting as director or officer of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, trustee, general partner, manager, member, officer, employee or agent of another corporation, partnership, joint venture, trust or fiduciary of the Company or any other enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement. “Expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

(a) Advancement of Expenses. The Indemnifying Parties shall, jointly and severally, advance all Expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or Proceeding referenced in Section 7 hereof (but not amounts actually paid in settlement of any such action or Proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby or elsewhere. The advances to be made hereunder shall be paid by the Indemnifying Parties to Indemnitee within ten (10) days following delivery of a written request therefor by Indemnitee to the Indemnifying Parties.

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(b) Notice/Cooperation by Indemnitee. Indemnitee shall give the Indemnifying Parties notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Indemnifying Parties shall be directed the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received as set forth in Section 11(o) hereof. In addition, Indemnitee shall give the Indemnifying Parties such information and cooperation in the defense of any pending, threatened or completed action or Proceeding as shall be within Indemnitee’s power, except that Indemnitee shall not be required to give the Indemnifying Parties information that is privileged or confidential as to Indemnitee. The giving of notice required under this Section 7(b) shall be a condition precedent to Indemnitee’s right to be indemnified under this Agreement if the failure to give such notice materially prejudices any right, claim or defense available to the Indemnifying Parties.

(c) Procedure. Any indemnification provided for in Section 7 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Consulting Agreement providing for indemnification, is not paid in full by the Indemnifying Parties within forty-five (45) days after a written request for payment thereof has first been received by the Indemnifying Parties, Indemnitee may, but need not, at any time thereafter bring an action against the Indemnifying Parties to recover the unpaid amount of the claim, and Indemnitee shall also be entitled to be paid for the Expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in connection with any action or Proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Indemnifying Parties to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Indemnifying Parties, and Indemnitee shall be entitled to receive interim payments of Expenses pursuant to Subsection 7(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the Parties’ intention that if the Indemnifying Parties contest Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide on a de novo basis, and neither the failure of the Indemnifying Parties (including the Board of Directors or officers of the Company, any committee or subgroup of the Board of Directors or officers, independent legal counsel, or the shareholders of the Company) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Indemnifying Parties (including the Board of Directors or officers of the Company, any committee or subgroup of the Board of Directors or officers, independent legal counsel, or the shareholders of the Company) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 7(b) hereof, the Company has director and officer liability insurance in effect, the Indemnifying Parties shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Indemnifying Parties shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

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(e) Selection of Counsel. In the event the Indemnifying Parties shall be obligated under Section 7 hereof to pay the Expenses of any Proceeding against Indemnitee, the Indemnifying Parties, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably delayed, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Indemnifying Parties, the Indemnifying Parties will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his or her counsel in any such Proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Indemnifying Parties, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Parties and Indemnitee in the conduct of any such defense or (C) the Indemnifying Parties shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and Expenses of Indemnitee’s counsel shall be at the expense of the Indemnifying Parties.

(f) Settlement of Claims. The Indemnifying Parties shall not settle any claim, action or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on Indemnitee without the Indemnitee’s prior written consent, which consent shall not be unreasonably delayed or withheld.

8. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Indemnifying Parties hereby agree to, jointly and severally, indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Consulting Agreement, or by statute. In the event of any change after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Nevada corporation or the Indemnifying Parties to indemnify a member of its board of directors, an officer or shareholder, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and the obligations of the Indemnifying Parties, under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Nevada corporation or the Indemnifying Parties to indemnify a member of its Board of Directors or an officer or shareholder, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the Parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification and advancement provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Consulting Agreement, any agreement, any vote of shareholders/members or disinterested directors, the Nevada Revised Statutes, California Corporations Code or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification and advancement provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or other covered Proceeding.

(c) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement or otherwise to indemnification by the Indemnifying Parties for some or a portion of the Expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action or Proceeding, but not, however, for the total amount thereof, the Indemnifying Parties shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines or penalties to which Indemnitee is entitled.

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(d) Mutual Acknowledgment. The Parties acknowledge that in certain instances, applicable law or public policy may prohibit the Company from indemnifying its directors, managers, officers and members under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

9. Directors’ and Officers’ Liability Insurance. In the event the Indemnifying Parties shall obtain or maintain one or more director and officer liability insurance policy or policies: (i) Indemnitee shall be named as an insured in such a manner as to provide Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, officers, and key employees; and (ii) insurance coverage shall be allocated so that claims against Indemnitee shall be satisfied prior to claims against the Indemnifying Parties.

10. Representations and Warranties. Each of the Parties expressly represents and warrants for itself and himself to the other that:

(a) it or he has the power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and on behalf of all whom might claim through it or him to bind them to the terms and conditions of this Agreement;

(b) the execution and delivery by it or him of this Agreement, and the performance by it or him of its or his obligations hereunder, have been duly and validly authorized by all action on its or his part;

(c) this Agreement has been duly and validly executed and delivered by it or him and constitutes its or his legal, valid and binding agreement, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(d) it or he is not entering into this Agreement in reliance upon any express or implied representation, agreement, or understanding of any kind by the others, or any person representing (or purporting to represent) any of the other Parties, or any other person, except as expressly stated in this Agreement and the other Parties shall not directly or indirectly be liable or responsible for the truth, accuracy, or enforcement of any representations, agreements, or understandings which may now or hereafter exist between any of the Parties and any other Non-Party person and/or entity; and

(e) it or he has signed the Agreement voluntarily, without any duress or undue influence on the part, or on behalf, of any Party.

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11. Confidentiality. Tanner agrees that Tanner will not, except when required by applicable law or order of a court, at any time, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired by the Tanner during the period of the Tanner’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates or of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Consultant hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates. Any information of the Company or any of its affiliates which is not readily available to the public shall be considered to be a Trade Secret unless the Company advises Tanner in writing otherwise. Tanner acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Tanner’s past, present and future engagement by the Company has created, creates and will continue to create a relationship of confidence and trust between the Tanner and the Company with respect to the Confidential Information. Furthermore, Tanner shall immediately notify the Company of any information which comes to its attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Tanner shall take all reasonable steps within its power to limit the scope of such loss.

12. Return of the Company’s Proprietary Materials. Tanner agrees to deliver promptly to the Company within three business days of the Effective Date, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Tanner may then possess or have under its control.

13. Miscellaneous Provisions

(a) Future Suits. If any Party hereafter commences any action or proceeding against the other based upon any of the claims released by this Agreement, the provisions of this Agreement shall be deemed breached and such non-breaching Party shall be entitled to recover attorneys’ fees and other costs of suit sustained by him, her or it due to such action or proceeding and shall be indemnified by the other for such fees and costs. This Agreement may be pleaded by such non-breaching Party as a defense, counterclaim or cross-claim in any such action or proceeding.

(b) No Disparagement. Each of the Parties agrees that it shall not knowingly and intentionally make disparaging and damaging comments about the other, including its officers, managers, directors, employees, investors, shareholders, members, administrators, affiliates, divisions, subsidiaries and predecessor and successor corporations, as applicable.

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(c) Survival. All representations, warranties and covenants of the Parties shall survive the execution of this Agreement.

(d) No Waiver. This Agreement (including all exhibits thereto) may not be changed, waived, discharged, or terminated orally or in writing, except by a writing signed by the Parties and the observance of any such term may be waived (either generally or in a particular instance either retroactively or prospectively) by a writing signed by the Party against whom such waiver is to be asserted.

(e) No Precedential Value. The settlement reflected in this Agreement shall be without precedential value. It shall not be used as evidence, or in any other manner, in any court or other dispute resolution proceeding, to create, prove, or interpret the obligations of the Parties to each other or to any other person or entity except for those already stipulated in this Agreement.

(f) Further Assurances. Each Party agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other Party to carry out the actions and transactions contemplated by this Agreement.

(g) Entire Agreement. This Agreement constitutes the entire agreement by and among the Parties, and any prior or contemporaneous agreements, understandings, promises, representations, warranties and covenants, whether written or oral, or whether expressed, implied or apparent are hereby deemed merged into and made a part of this Agreement. The terms of this Agreement are contractual and not merely a recital.

(h) Successors and Assigns. This Agreement shall bind, and inure to the benefit of the directors, officers, shareholders, employees, agents, partners, representatives, attorneys, parent and affiliated corporations, subsidiaries, divisions, insurers and reinsurers, joint venturers, predecessors, successors, beneficiaries, grantees, vendees, transferees, assigns, heirs, executors, administrators, trustees, and estates of each Party, as applicable.

(i) Expenses; Taxes. Each Party shall bear its own costs and expenses relating to the transactions contemplated in this Agreement including, without limitation, costs and expenses of its respective counsels as well as taxes levied on each part as a result of the execution and performance of this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts by the Parties hereto, each of which shall constitute an original but all together shall constitute but one and the same instrument. Confirmation of execution by telecopy or telefax of a facsimile signature page shall be binding upon that Party so confirming.

(k) No Other Contracts. There are no other contracts, instruments, documents, agreements, understandings, facts, or rights of any person which could alter the literal meaning or effect of this Agreement.

(l) No Other Conditions. There are no conditions precedent or subsequent to the obligations of or release or waivers by the Parties, except as expressly stated in this Agreement.

(m) Governing Law. This Agreement shall be construed in accordance with the laws of the State of California without regard to conflict of laws principles. If any action is filed to enforce or interpret any of the terms or provisions of this Agreement or any of the other documents executed in connection with this Agreement, or otherwise, the Parties agree that the appropriate venue shall be a state or federal court of competent jurisdiction located in Los Angeles County, State of California.

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(n) Construction. This Agreement has been negotiated at arm’s length and between and among persons or entities sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, this Agreement was drafted by experienced and knowledgeable legal counsel for each of the Parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the Parties and this Agreement.

(o) Notices. All notices, demands, consents, approvals, requests and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly and sufficiently given only if (a) personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time so delivered), or (b) sent by Federal Express (or other similar overnight courier) (any notice or communication so delivered being deemed to have been received only when delivered), (c) sent by telecopier or facsimile (any notice or communication so delivered being deemed to have been received if a copy is also delivered by one of the other means of delivery and shall be deemed to have been received (i) on the business day so sent, if so sent prior to 4:00 p.m. (based upon the recipient’s time) of the business day so sent, and (ii) on the business day following the day so sent, if so sent on a non-business day or on or after 4:00 p.m. (based upon the recipient’s time) of the business day so sent (unless actually received by the addressee on the day so sent)), or (d) sent by United States registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice or communication so sent being deemed to have been received only when delivered), in any such case addressed to the respective Parties as follows:

If to Tanner: C/o The Convenience Group P.O. Box 5883 Vancouver, WA. 98668 Facsimile: 360-892-3293

If to the Company:	With copy to (which copy shall not constitute notice thereof):
DigiPath, Inc.
6450 Cameron Street, Suite 113 Las Vegas, Nevada 89118 Attn: President Facsimile: 702-446-2769	Manatt, Phelps & Phillips, LLP Park Tower 695 Town Center Drive, 14th Floor Costa Mesa, California 92626 Facsimile: 714-371-2550

or to such other address or party as the other Party may have furnished to the other in writing in accordance herewith, except that notices of change of address or addresses shall only be effective upon receipt.

(p) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all of the Released Matters. Each Party acknowledge for itself that: (a) he or it has read this Agreement; (b) he or it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his or its own choice or that he or it has voluntarily declined to seek such counsel; (c) he or it understands the terms and consequences of this Agreement and of the release it contains; and (d) he or it is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates first set forth above.

DigiPath, Inc.,
a Nevada corporation

By:	/s/ Todd Denkin	/s/ Joe Tanner
	Todd Denkin, Director	Joe Tanner